UNITED STATES
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2015

Commission	Registrant, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

1-8809	SCANA Corporation	57-0784499
(a South Carolina corporation)
100 SCANA Parkway, Cayce, South Carolina 29033
(803) 217-9000

1-3375	South Carolina Electric & Gas Company	57-0248695
(a South Carolina corporation)
100 SCANA Parkway, Cayce, South Carolina 29033
(803) 217-9000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately provided by SCANA Corporation and South Carolina Electric & Gas Company. Information contained herein relating to any individual company is provided by such company on its own behalf. Each company makes no representation as to information relating to the other company.

Item 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 27, 2015, the Engineering, Procurement and Construction Agreement dated May 23, 2008 ("EPC Agreement") for nuclear power plant Units 2 and 3 at the Virgil C. Summer Nuclear Generating Station (“Project”) by and between South Carolina Electric & Gas Company (“SCE&G”), for itself and as agent for the South Carolina Public Service Authority (collectively "Owner"), and a consortium consisting of Westinghouse Electric Company, LLC (“WEC”) and CB&I Stone & Webster, Inc. (“Stone & Webster”) (collectively "Contractor") was amended (“October 2015 Amendment”). The October 2015 Amendment will become effective upon the consummation of the acquisition by WEC of the stock of Stone & Webster from Chicago Bridge & Iron Company N.V. (“CB&I”), and will become null and void in the event such acquisition is not consummated by March 31, 2016. Following that acquisition, Stone & Webster will continue to be a member of the Consortium as a subsidiary of WEC instead of CB&I. WEC will engage Fluor Corporation or its affiliate(s) as a subcontracted construction manager.
Among other things, upon effectiveness, the October 2015 Amendment would (i) resolve by settlement and release substantially all outstanding disputes between the Owner and Contractor, in exchange for (a) an additional cost to be paid by the Owner of $300 million (SCE&G’s 55% portion being $165 million) and an increase in the fixed component of the contract price by that amount, and (b) a credit to Owner of $50 million (SCE&G’s 55% portion being approximately $27 million) to be applied to the target component of the contract price, (ii) revise the guaranteed substantial completion dates of Units 2 and 3 to August 31, 2019 and 2020, respectively, (iii) revise the delay-related liquidated damages computation requirements, including those related to the eligibility of the Units to earn Internal Revenue Code Section 45J production tax credits, and cap those aggregate liquidated damages at $463 million per Unit (SCE&G’s 55% portion being approximately $255 million per Unit), (iv) provide for payment to the Contractor of a completion bonus of $275 million per Unit (SCE&G’s 55% portion being approximately $151 million per Unit) for each Unit placed in service by the deadline to qualify for production tax credits, (v) provide for the development of a revised construction payment milestone schedule, with the Owner making monthly payments of $100 million (SCE&G’s 55% portion being $55 million) for each of the first five months following effectiveness, followed by payments made based on milestones achieved, and (vi) provide that the Owner waives and cancels the CB&I Parent Company Guaranty with respect to the Project. The payment obligations under the EPC Agreement are joint and several obligations of WEC and Stone & Webster, and the October 2015 Amendment provides for Toshiba Corporation, WEC’s parent company, to reaffirm its guaranty of WEC’s payment obligations.
In addition to the above, upon effectiveness, this October 2015 Amendment would provide for an explicit definition of a Change in Law designed to reduce the likelihood of certain commercial disputes. As part of this, the Contractor would also acknowledge and agree that the Project scope includes providing the Owner with Units that meet the standards of the NRC approved Design Control Document Revision 19. The October 2015 Amendment would also establish a dispute resolution board process for certain commercial claims and disputes, including any dispute that might arise with respect to the development of the revised construction payment milestone schedule referred to above. The EPC Agreement would also be revised to eliminate the requirement or ability to bring suit before substantial completion of the Project.
Finally, upon effectiveness, this October 2015 Amendment would provide the Owner an irrevocable option, until November 1, 2016 and subject to regulatory approvals, to further amend the EPC Agreement to fix the total amount to be paid to the Contractor for its entire scope of work on the Project (excluding a limited amount of work within the time and materials component of the contract price) after June 30, 2015 at $6.082 billion (SCE&G’s 55% portion being approximately $3.345 billion). This total amount to be paid would be subject to adjustment for amounts paid since June 30, 2015. Were this option to be exercised, the aggregate delay-related liquidated damages amount referred to in (iii) above would be capped at $338 million per Unit (SCE&G’s 55% portion being approximately $186 million per Unit), and the completion bonus amounts referred to in (iv) above would be $150 million per Unit (SCE&G’s 55% portion being approximately $83 million per Unit).
Resolution of the disputes as described in (i) above, or the Owner’s exercise of the fixed price option, would result in estimated Project costs above the amounts approved by the Public Service Commission of South Carolina (“SC PSC”) in its Order dated September 10, 2015; however, the guaranteed completion dates fall within the 18-month contingency periods included within that Order. SCE&G expects to hold an allowable ex parte communication briefing with the SC PSC in coming weeks. Once the evaluation of the fixed price option is complete, SCE&G will discuss with the South Carolina

Office of Regulatory Staff its conclusion regarding whether to exercise that option and make a filing with the SC PSC.

Item 7.01    REGULATION FD DISCLOSURE.

On October 27, 2015, SCANA Corporation (the Company) issued the press release attached hereto as Exhibit 99.1.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

Exhibit 99.1 Press release dated October 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. The signature of each registrant shall be deemed to relate only to matters having reference to such registrant and any subsidiaries thereof.

SCANA Corporation
South Carolina Electric & Gas Company
(Registrants)

Date: October 27, 2015	By:	/s/James E. Swan, IV
James E. Swan, IV
Controller

EXHIBIT INDEX

Number

99.1     Press release dated October 27, 2015